Exhibit 99.1

View Announces Settlement of Previously Disclosed SEC Investigation

July 5, 2023

SEC declines to Impose Penalties in light of the Company’s Self-Reporting, Prompt Remediation and Cooperation

MILPITAS, Calif., July 05, 2023 (GLOBE NEWSWIRE) — View, Inc. (Nasdaq: VIEW) (“View” or the “Company”) today announced that it has entered into a settlement with the U.S. Securities and Exchange Commission (the “SEC”), resolving the previously disclosed SEC investigation arising from the Company’s restated warranty-related accruals in its financial statements. In light of View’s self-reporting, prompt remediation and cooperation, the SEC determined not to impose a civil penalty on the Company and there are no ongoing undertakings in connection with the settlement.

On May 31, 2022, View issued a Current Report on Form 8-K that disclosed its total restated year-end 2019 warranty liability as $53 million and its total restated year-end 2020 warranty liability as $48 million. On June 15, 2022, View issued an Annual Report on Form 10-K that marked the completion of the Company’s financial restatement.

About View

View is the leader in smart building technologies that transform buildings to improve human health and experience, reduce energy consumption and carbon emissions, and generate additional revenue for building owners. View Smart Windows use artificial intelligence to automatically adjust in response to outdoor conditions, eliminating the need for blinds and increasing access to natural light. Every View installation includes a cloud-connected smart building platform that can easily be extended to reimagine the occupant experience. View’s products are installed in offices, apartments, airports, hotels, and educational facilities. For more information, please visit: www.view.com.

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Investors:

View, Inc.

IR@View.com

408-493-1358